Exhibit 99.1

Media Relations	Consolidated Edison, Inc.
212 460 4111 (24 hours)	4 Irving Place
New York, NY 10003
www.conEdison.com

FOR IMMEDIATE RELEASE	Contact: Robert McGee 212-460-4111
August 2, 2018

CON EDISON REPORTS 2018 SECOND QUARTER EARNINGS

NEW YORK - Consolidated Edison, Inc. (Con Edison) (NYSE: ED) today reported 2018 second quarter net income of $188 million or $0.60 a share compared with $175 million or $0.57 a share in 2017. Adjusted earnings, which exclude the effects of a gain on the sale of a solar electric production project in 2017 and the net mark-to-market effects of Con Edison Clean Energy Businesses, Inc. (the Clean Energy Businesses), were $189 million or $0.61 a share in 2018 compared with $178 million or $0.58 a share in 2017.

For the first six months of 2018, net income was $616 million or $1.98 a share compared with $563 million or $1.84 a share in the first six months of 2017. Adjusted earnings, which exclude the effects of a gain on the sale of a solar electric production project in 2017 and the net mark-to-market effects of the Clean Energy Businesses, were $617 million or $1.99 a share in 2018 compared with $565 million or $1.85 a share in 2017.

“Following the recent steam main rupture in Manhattan, we are continuing to work closely with businesses and residents to help mitigate the impact of the event and will conduct a thorough investigation into the root cause,” said John McAvoy, chairman and CEO of Con Edison. “Meanwhile, we continue our efforts to transform energy delivery and improve the customer experience with our smart meter installations.  We’re providing technology and services that help our customers save energy and have access to clean, renewable resources.”

The following table is a reconciliation of Con Edison’s reported earnings per share to adjusted earnings per share and reported net income to adjusted earnings for the three and six months ended June 30, 2018 and 2017.

	For the Three Months Ended				For the Six Months Ended
	Earnings per Share		Net Income (Millions of Dollars)		Earnings per Share		Net Income (Millions of Dollars)
	2018	2017	2018	2017	2018	2017	2018	2017
Reported earnings per share (basic) and net income (GAAP basis)	$0.60	$0.57	$188	$175	$1.98	$1.84	$616	$563

Gain on sale of solar electric production project (pre-tax)	—	—	—	(2)	—	—	—	(2)
Income taxes (a)	—	—	—	1	—	—	—	1
Gain on sale of solar electric production project (net of tax)	—	—	—	(1)	—	—	—	(1)
Net mark-to-market effects of the Clean Energy Businesses (pre-tax)	0.01	0.02	2	7	0.01	0.02	2	5
Income taxes (a)	—	(0.01)	(1)	(3)	—	(0.01)	(1)	(2)
Net mark-to-market effects of the Clean Energy Businesses (net of tax)	0.01	0.01	1	4	0.01	0.01	1	3

Adjusted earnings per share and adjusted earnings (non-GAAP basis)	$0.61	$0.58	$189	$178	$1.99	$1.85	$617	$565

(a)
The amount of income taxes was calculated using a combined federal and state income tax rate of 28% for the three and six months ended June 30, 2018 and a combined federal and state income tax rate of 40% for the three and six months ended June 30, 2017.

CON EDISON REPORTS 2018 SECOND QUARTER EARNINGS	page 2

For the year of 2018, the company reaffirmed its previous forecast of adjusted earnings per share in the range of $4.15 to $4.35 per share. Adjusted earnings per share exclude the Clean Energy Businesses' net mark-to-market effects, the amount of which will not be determinable until year end.

The results of operations for the three and six months ended June 30, 2018, as compared with the 2017 periods, reflect changes in the rate plans of Con Edison's utility subsidiaries (the Utilities) and the impact of weather on steam revenues. Con Edison's results of operations also reflect lower income tax expense in the 2018 periods for the Clean Energy Businesses and Con Edison Transmission, Inc. (Con Edison Transmission). The lower income tax expense for the Utilities in the 2018 periods was offset by the reduction in revenues resulting from the deferral for customers of estimated net benefits for the periods of the federal Tax Cuts and Jobs Act of 2017 (TCJA). Operations and maintenance expenses for the Utilities for the three and six months ended June 30, 2018 primarily reflect higher consultant costs and storm-related costs. In addition, the Utilities' rate plans provide for revenues to cover expected changes in certain operating costs including depreciation, property taxes and other tax matters. See Attachments A and B to this press release for the estimated effect on earnings per share and net income for the three and six months ended June 30, 2018 periods compared to the 2017 periods resulting from these and other factors.

Refer to the company's Second Quarter Form 10-Q, which is being filed with the Securities and Exchange Commission, for the consolidated balance sheets at June 30, 2018 and December 31, 2017 and the consolidated income statements for the three and six months ended June 30, 2018 and 2017. A second quarter 2018 earnings release presentation will be available at www.conedison.com (select "For Investors" and then select "Press Releases").

-more-

CON EDISON REPORTS 2018 SECOND QUARTER EARNINGS	page 3

This press release contains forward-looking statements that are intended to qualify for the safe-harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements of future expectations and not facts. Words such as “forecasts,” “expects,” “estimates,” “anticipates,” “intends,” “believes,” “plans,” “will” and similar expressions identify forward-looking statements. The forward-looking statements reflect information available and assumptions at the time the statements are made, and speak only as of that time. Actual results or developments may differ materially from those included in the forward-looking statements because of various factors such as those identified in reports the company has filed with the Securities and Exchange Commission, including that the company’s subsidiaries are extensively regulated and are subject to penalties; its utility subsidiaries’ rate plans may not provide a reasonable return; it may be adversely affected by changes to the utility subsidiaries’ rate plans; the intentional misconduct of employees or contractors could adversely affect it; the failure of, or damage to, its subsidiaries’ facilities could adversely affect it; a cyber-attack could adversely affect it; it is exposed to risks from the environmental consequences of its subsidiaries’ operations; a disruption in the wholesale energy markets or failure by an energy supplier could adversely affect it; it has substantial unfunded pension and other postretirement benefit liabilities; its ability to pay dividends or interest depends on dividends from its subsidiaries; it requires access to capital markets to satisfy funding requirements; changes to tax laws could adversely affect it; its strategies may not be effective to address changes in the external business environment; and it also faces other risks that are beyond its control.

This press release also contains a financial measure, adjusted earnings, that is not determined in accordance with generally accepted accounting principles in the United States of America (GAAP). This non-GAAP financial measure should not be considered as an alternative to net income, which is an indicator of financial performance determined in accordance with GAAP. Adjusted earnings excludes from net income the net mark-to-market changes in the fair value of the derivative instruments the Clean Energy Businesses use to economically hedge market price fluctuations in related underlying physical transactions for the purchase or sale of electricity and gas. Adjusted earnings may also exclude from net income certain other items that the company does not consider indicative of its ongoing financial performance. Management uses this non-GAAP financial measure to facilitate the analysis of the company's financial performance as compared to its internal budgets and previous financial results. Management also uses this non-GAAP financial measure to communicate to investors and others the company’s expectations regarding its future earnings and dividends on its common stock. Management believes that this non-GAAP financial measure is also useful and meaningful to investors to facilitate their analysis of the company's financial performance.

Consolidated Edison, Inc. is one of the nation's largest investor-owned energy-delivery companies, with approximately $12 billion in annual revenues and $49 billion in assets. The company provides a wide range of energy-related products and services to its customers through the following subsidiaries: Consolidated Edison Company of New York, Inc. (CECONY), a regulated utility providing electric, gas and steam service in New York City and Westchester County, New York; Orange and Rockland Utilities, Inc. (O&R), a regulated utility serving customers in a 1,300-square-mile-area in southeastern New York State and northern New Jersey; Con Edison Clean Energy Businesses, Inc., which through its subsidiaries develops, owns and operates renewable and energy infrastructure projects and provides energy-related products and services to wholesale and retail customers; and Con Edison Transmission, Inc., which through its subsidiaries invests in electric and natural gas transmission projects.

# # #

			Attachment A
Variation for the Three Months Ended June 30, 2018 vs. 2017
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.26	$79
Reflects primarily higher electric and gas net base revenues of $0.17 a share and $0.03 a share, respectively, and growth in the number of gas customers of $0.02 a share. Electric and gas base rates increased in January 2018 in accordance with the company's rate plans.

Weather impact on steam revenues	0.03	8	Steam revenues were $0.03 a share higher in the 2018 period due to the estimated impact of colder than normal April weather. Weather had an immaterial impact on steam revenues in the 2017 period.
Operations and maintenance expenses	(0.07)	(20)
Reflects higher consultant costs of $(0.02) a share, storm-related costs of $(0.01) a share, a higher reserve for uncollectibles of $(0.01) a share, healthcare costs of $(0.01) a share, and higher substation maintenance costs of $(0.01) a share.

Depreciation, property taxes and other tax matters	(0.10)	(29)	Reflects higher net property taxes of $(0.07) a share and depreciation and amortization expense of $(0.05) a share, offset in part by a New York State sales and use tax refund of $0.02 a share.
Other	(0.11)	(32)
Reflects primarily timing of the deferral for customers of estimated net benefits of the TCJA of $(0.09) a share, higher interest expense on long-term debt of $(0.03) a share, and the dilutive effect of Con Edison's stock issuances of $(0.01) a share.

Total CECONY	0.01	6
O&R (a)
Changes in rate plans	0.01	3	Reflects primarily higher gas net base revenues. Gas base rates increased in November 2017 in accordance with the company's gas rate plan.
Depreciation, property taxes and other tax matters	—	(1)
Other	—	1
Total O&R	0.01	3
Clean Energy Businesses
Operating revenues less energy costs	0.01	4	Reflects primarily higher renewable revenues, including engineering, procurement and construction services and an increase in renewable electric production projects in operation.
Operations and maintenance expenses	0.01	2	Reflects primarily a decrease of energy services costs.
Net interest expense	(0.01)	(3)
Other	—	1
Total Clean Energy Businesses	0.01	4
Con Edison Transmission	0.01	3	Reflects income from equity investments.
Other, including parent company expenses	(0.01)	(3)	Reflects lower state income tax benefits.
Total Reported (GAAP basis)	$0.03	$13
Gain on sale of solar electric production project	—	1
Net mark-to-market effects of the Clean Energy Businesses	—	(3)
Total Adjusted (non-GAAP basis)	$0.03	$11

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.

			Attachment B
Variation for the Six Months Ended June 30, 2018 vs. 2017
	Earnings per Share	Net Income (Millions of Dollars)
CECONY (a)
Changes in rate plans	$0.48	$149
Reflects primarily higher electric and gas net base revenues of $0.29 a share and $0.11 a share, respectively, and growth in the number of gas customers of $0.04 a share. Electric and gas base rates increased in January 2018 in accordance with the company's rate plans.

Weather impact on steam revenues	0.07	22
Steam revenues were $0.02 a share higher in the 2018 period due to the estimated impact of colder than normal April weather. Steam revenues were $(0.05) a share lower in the 2017 period due to the estimated impact of warmer than normal winter weather.

Operations and maintenance expenses	(0.07)	(23)	Reflects primarily higher consultant costs of $(0.03) a share and storm-related costs of $(0.03) a share.
Depreciation, property taxes and other tax matters	(0.19)	(58)	Reflects higher net property taxes of $(0.14) a share and depreciation and amortization expense of $(0.09) a share, offset in part by two New York State sales and use tax refunds of $0.04 a share.
Other	(0.14)	(34)
Reflects primarily timing of the deferral for customers of estimated net benefits of the TCJA of $(0.03) a share, higher interest expense on long-term debt of $(0.07) a share, and the dilutive effect of Con Edison's stock issuances of $(0.04) a share.

Total CECONY	0.15	56
O&R (a)
Changes in rate plans	0.03	10	Reflects primarily higher gas net base revenues. Gas base rates increased in November 2017 in accordance with the company's gas rate plan.
Operations and maintenance expenses	(0.02)	(7)	Reflects storm-related costs.
Depreciation, property taxes and other tax matters	(0.02)	(6)
Other	0.01	3
Total O&R	—	—
Clean Energy Businesses
Operating revenues less energy costs	0.21	63	Reflects primarily higher renewable revenues, including engineering, procurement and construction services and an increase in renewable electric production projects in operation.
Operations and maintenance expenses	(0.20)	(60)	Reflects primarily higher engineering, procurement and construction costs and energy services costs.
Depreciation	(0.01)	(2)
Net interest expense	(0.01)	(3)
Other	0.02	5
Total Clean Energy Businesses	0.01	3
Con Edison Transmission	0.02	7	Reflects income from equity investments.
Other, including parent company expenses	(0.04)	(13)	Reflects lower state income tax benefits.
Total Reported (GAAP basis)	$0.14	$53
Gain on sale of solar electric production project	—	1
Net mark-to-market effects of the Clean Energy Businesses	—	(2)
Total Adjusted (non-GAAP basis)	$0.14	$52

a.
Under the revenue decoupling mechanisms in the utilities’ New York electric and gas rate plans and the weather-normalization clause applicable to their gas businesses, revenues are generally not affected by changes in delivery volumes from levels assumed when rates were approved. In general, the utilities recover on a current basis the fuel, gas purchased for resale and purchased power costs they incur in supplying energy to their full-service customers. Accordingly, such costs do not generally affect Con Edison’s results of operations.